[LOGO] MICROCHIP                                                    NEWS RELEASE


                                      INVESTOR RELATIONS CONTACT:
                                      Gordon Parnell, CFO.........(480) 792-7374


                      MICROCHIP TECHNOLOGY BUSINESS UPDATE
                              FOR JUNE QUARTER FY04

CHANDLER, Arizona - June 10, 2003 -- (NASDAQ:MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today stated that it reaffirms the net sales guidance of between $157 and $164 million for the first quarter of fiscal year 2004 ending June 30, 2003, originally provided in its April 23, 2003 press release. All other guidance provided in the April 23, 2003 press release also remains unchanged. No conference call will be held in conjunction with this business update. Microchip plans to announce its first fiscal quarter financial results after the close of market on Thursday, July 17, 2003.

The statements in this release relating to our guidance for the quarter ended June 30, 2003 are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the rate of the recovery in the overall economy and the uncertainty of current economic and political conditions; changes in customer order patterns and seasonality; changes in demand for our products and the products of our customers; pricing pressures; levels of inventories at our distributors and other customers; inventory mix and timing of customer orders; the level of orders that are received and can be shipped in a quarter; the level and timing at which design wins become actual orders and sales; fluctuations in our business during the last month of the quarter; the level of sell-through of our products through distribution in any particular fiscal period; disruptions in international transport or delivery occasioned by terrorist activity, armed conflict, war or an unexpected increase in the price of, or decrease in supply of, oil; impact of events outside the United States, such as the business impact of fluctuating currency rates or unrest or political instability; general industry, economic and political conditions; the impact on our business and on customer order patterns due to major health concerns (such as the SARS virus); market acceptance of our new products and those of our customers; competitive factors, such as competing architectures and acceptance of new products in the markets we generally serve; and customer and other issues.

                                   -- MORE --

           Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480.792.7200 FAX 480.899.9210
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MICROCHIP TECHNOLOGY
BUSINESS UPDATE
FOR JUNE QUARTER FISCAL 2004


For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Form 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and any other relevant documents for free at Microchip's Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing risk-free product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

            The Microchip logo and name are registered trademarks of
                       Microchip Technology Incorporated.